Exhibit 99.1

Monotype Announces $25 Million Stock Repurchase Program

WOBURN, Mass., August 30, 2016– Monotype (Nasdaq: TYPE), a leader in helping to empower expression and engagement through type, technology and expertise, announced today that its board of directors has authorized the Company to implement a stock repurchase plan up to $25 million of outstanding shares of common stock through the end of 2017.

Purchases may be made in the open market, structured repurchase programs, or in privately negotiated transactions, subject to availability. The share repurchase program does not obligate Monotype to acquire any particular amount of common stock, and the program may be suspended or discontinued at any time.

“Our executive team and board of directors are confident in Monotype’s long-term strategy and growth potential, and we believe this stock repurchase program reinforces our commitment to delivering both short- and long-term shareholder value,” said Scott Landers, president and CEO of Monotype. “We don’t believe our current stock price reflects the value of our business today and feel the combination of our financial position, market expertise and strategic investments will allow us to create greater shareholder value in the quarters ahead.”

Forward-looking statements

This press release may contain forward-looking statements, including those related to the authorized share repurchase program, that involve risks and uncertainties that could cause the company’s actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: risks associated with changes in the economic climate and other risks associated with the company’s ability to implement the share repurchase program. Additional disclosure regarding risks faced by the company is available in the company’s public filings with the Securities and Exchange Commission, including the risk factors included in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2015 and subsequent filings, including filings on Form 10-Q and 8-K. While Monotype may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so.

About Monotype

Monotype is a leader in empowering expression and engagement through a combination of type, technology and expertise. Headquartered in Woburn, Mass., Monotype provides customers worldwide with typeface solutions for a broad range of creative applications and consumer devices. The company’s libraries and e-commerce sites are home to many of the most widely used typefaces – including the Helvetica®, Frutiger® and Univers® families – as well as the next generation of type designs. Further information is available at www.monotype.com. Follow Monotype on Twitter, Instagram and LinkedIn.

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Contact:

Monotype

Amy Aylward

amy.aylward@monotype.com

781-970-6070